                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.      )(1)
                                            -----

                         Dura Automotive Systems, Inc.
                         -----------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
                 ----------------------------------------------
                         (Title of Class of Securities)

                                  265903 10 4
                                  -----------
                                 (CUSIP Number)



                                     Page 1























------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

    CUSIP No.    265903 10 4           13G                         Page     2
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
       Alkin Co.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,206,890           (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,206,890           (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,206,890           (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    36.8%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     3
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    William L. Orscheln
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,206,890           (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,206,890           (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,206,890           (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    36.8%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     4
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Neil Anderson
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      13,218              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,193,672           (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    13,218              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,193,672           (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,206,890           (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    36.8%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     5
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    James L. O'Loughlin
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      13,218              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,193,672           (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    13,218              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,193,672           (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,206,890           (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    36.8%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     6
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Barbara Westhues
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      13,218              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,193,672           (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    13,218              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,193,672           (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,206,890           (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    36.8%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     7
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    J2R Corporation
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    409,291             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      409,291             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    409,291             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.7%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page     8
                 -----------                                                -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.A. Johnson
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      59,668              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    409,291             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    59,668              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      409,291             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    468,959             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.0%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    9
                 -----------                                               -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Mary L. Johnson
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      9,179               (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    409,291             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    9,179               (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      409,291             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    418,470             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    10
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Scott D. Rued
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      45,898              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    409,291             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    45,898              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      409,291             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    455,189             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.7%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    11
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Robert R. Hibbs
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      22,949              (See Item 4)
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    409,291             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    22,949              (See Item 4)
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      409,291             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    432,240             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.2%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    12
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    David Allison
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    5,290               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      5,290               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,290               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    13
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Bill Bach
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    3,714               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      3,714               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,714               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4          13G                         Page    14
                 -----------                                              --


-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Richard Bigham
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    5,378               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      5,378               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,378               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    15
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    David R. Bovee
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    42,308              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      42,308              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    42,308              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    16
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Joe A. Bubenzer
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    37,064              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      37,064              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    37,064              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.0%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    17
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Samuel Casleton
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,762              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,762             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,762              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    18
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Miles G. Doolittle
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    9,679               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      9,679               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    9,679               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.3%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    19
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Douglas Elliott
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,938               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,938               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,938               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    20
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    John A. Fritz
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,753               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,753               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,753               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    21
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    John Hanson
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    7,851               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      7,851               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,851               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    22
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Richard F. Haxel
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    5,337               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      5,337               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,337               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    23
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Henry L. Huber
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    9,200               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      9,200               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    9,200               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    24
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    David P. Klosterman
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    36,000              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      36,000              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    36,000              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.9%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    25
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Milton D. Kniss
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    17,995              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      17,995              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17,995              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.5%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    26
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Richard L. Kraus
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    5,312               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      5,312               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,312               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    27
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Carl W. Kucsera
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    41,311              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      41,311              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    41,311              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    28
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Michael J. Kukla
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    6,492               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      6,492               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,492               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    29
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Craig L. Lamiman
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    35,400              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      35,400              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    35,400              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.9%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    30
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    J. Frank Mack
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    11,229              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      11,229              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,229              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.3%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    31
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Sean M. McGuire
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    11,193              (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      11,193              (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,193              (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.3%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    32
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Mark O. Messinger
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    894                 (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      894                 (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    894                 (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    33
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Paul D. Nordstrom
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    3,569               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      3,569               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,569               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    34
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    David A. Skrzyniarz
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    5,360               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      5,360               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,360               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    35
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Douglas S. Stepanian
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    744                 (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      744                 (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    744                 (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    36
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Timothy Stephens
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,762               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,762               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,762               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Less than 0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    37
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Karl F. Storrie
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    144,081             (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      144,081             (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    144,081             (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.7%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    38
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Jeffrey Tayon
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    2,063               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      2,063               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,063               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    265903 10 4           13G                         Page    39
                 -----------                                               --



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    John B. Truckey
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    US
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    6,489               (See Item 4)
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      6,489               (See Item 4)
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,489               (See Item 4)
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [X]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)         NAME OF ISSUER:
                  --------------

                  Dura Automotive Systems, Inc. (the "Company").

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  4508 IDS Center
                  Minneapolis, Minnesota 55402

ITEM 2(A)         NAMES OF PERSONS FILING:
                  -----------------------

                  Alkin Co.
                  William L. Orscheln
                  Neil Anderson
                  James O Loughlin
                  Barbara Westhues
                  (Such persons are collectively referred to as the "Alkin Reporting Persons.")

                  J2R Corporation
                  S.A. Johnson
                  Mary L. Johnson
                  Scott D. Rued
                  Robert R. Hibbs
                  (Such persons are collectively referred to as the "J2R Reporting Persons.")

                  David Allison
                  Bill Bach
                  Richard Bigham
                  David R. Bovee
                  Joe A. Bubenzer
                  Samuel Casleton
                  Miles G. Doolittle
                  Douglas Elliott
                  John A. Fritz
                  John Hanson
                  Richard F. Haxel
                  Henry L. Huber
                  David P. Klosterman
                  Milton D. Kniss
                  Richard L. Kraus
                  Carl W. Kucsera
                  Michael J. Kukla
                  Craig L. Lamiman
                  J. Frank Mack
                  Sean M. McGuire
                  Mark O. Messinger
                  Paul D. Nordstrom
                  David A. Skrzyniarz
                  Douglas S. Stepanian
                  Timothy Stephens

                  Karl F. Storrie
                  Jeffrey Tayon
                  John B. Truckey
                  (Such persons are collectively referred to as the "Management Reporting Persons.")

                  (The Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons may each be referred to individually as a "Reporting Person," or collectively as "Reporting Persons.")

                  As of December 31, 1996, Alkin Co. ("Alkin") was the record owner of the 2,206,890 shares of common stock covered in part by this joint statement and set forth on the cover page naming Alkin as a Reporting Person (the "Alkin Shares"). The Alkin Shares consist exclusively of the Company's Class B Common Stock, par value $0.01 per share, which is convertible on a 1-for-1 basis into shares of Class A Common Stock at the holder's option, as well as under certain circumstances, as set forth in the Company's charter. William L. Orscheln is the President of Alkin and shares in the exercise of voting power over securities held by Alkin. Neil Anderson is the Senior Vice President of Orscheln Management Co., an affiliate of Alkin. James L. O'Loughlin is the Senior Vice President and General Counsel of Alkin. Barbara Westhues is an Assistant Secretary of Alkin. Messrs. Orscheln, Anderson and O'Loughlin and Ms. Westhues are Directors of the Company.

                  As of December 31, 1996, J2R Corporation ("J2R") was the record owner of the 409,291 shares of common stock covered in part by this joint statement and set forth on the cover page naming J2R as a Reporting Person (the "J2R Shares"). The J2R Shares consist exclusively of the Company's Class B Common Stock. S.A. Johnson is a Director, the President and a controlling stockholder of J2R. Mary Johnson is a Vice President and stockholder of J2R. Scott D. Rued is a Vice President and stockholder of J2R. Robert R. Hibbs is a stockholder of J2R. Mr. Johnson is Chairman of the Board of the Company and a Director. Mr. Hibbs is a Director and an officer of the Company. Mr. Rued is an officer of the Company.

                  This statement is filed jointly by the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons pursuant to Rule 13d-1(f) promulgated under
                  Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may each respectively be deemed to constitute a "group" for purposes of Section 13(d)(3) under the Exchange Act. The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may also collectively be deemed to constitute a "group" for purposes of Section 13(d)(3) along with the other parties to the Stockholders Agreement (as defined in Item 4). Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims that they have agreed to act as a group other than as specifically described in this statement.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  -----------------------------------------------------------

                  The principal business address of the Alkin Reporting Persons is 2000 U.S. Highway 63 South, Moberly MO 65270.

                  The principal business address of the J2R Reporting Persons is c/o Hidden Creek Industries, 4508 IDS Center, Minneapolis, MN 55402.

                  The principal business address of the Management Reporting Persons is c/o Cura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, MI 48309-3571.

ITEM 2(C)         CITIZENSHIP:
                  -----------

                  Alkin and J2R are corporations organized under the laws of the state of Delaware. All of the other Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons are individuals who are citizens of the United States.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Class A Common Stock, par value $.01 per share.

ITEM 2(E)         CUSIP NO.:
                  ---------

                  265903 10 4

ITEM 3            IF THIS STATEMENT IS FILE PURSUANT TO RULES 13D-1(B), OR
                  --------------------------------------------------------
                  13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                  ----------------------------------------------

                  This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

ITEM 4            OWNERSHIP:
                  ---------

                  (a)  Amount Beneficially Owned:

                  Alkin is the direct beneficial owner of the Alkin Shares. Messrs. Anderson and O'Loughlin and Ms. Westhues each have an option to purchase 13,218 shares of the Alkin Shares under currently exercisable options. As officers of Alkin or one or more of its affiliates, and as stockholders of Alkin, each of the Alkin Reporting Persons who are individuals may be deemed to be a beneficial owner of the Alkin Shares. Mr. Orscheln expressly disclaims beneficial ownership of the Alkin Shares. Messrs. Anderson and O'Loughlin and Ms. Westhues each expressly disclaims beneficial ownership of the Alkin Shares, other than the shares for which he or she possesses a currently exercisable option. The filing of this form shall not constitute an admission that any of Messrs. Orscheln, Anderson or O'Loughlin or Ms. Westhues is, for purposes of
                  Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  J2R is the direct beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson are the direct beneficial owners of 59,668, 45,898, 22,949 and 9,179 shares of Class B Common Stock, respectively. As officers and/or stockholders of J2R, each of the J2R Reporting Persons who are individuals may be deemed to be a beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson each expressly disclaims beneficial ownership of the J2R Shares, and the filing of this form shall not constitute an admission that any of such individuals is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  Each of the Management Reporting Stockholders is the direct beneficial owner of the number of shares of Class B Common Stock and Class A Common Stock, if any, listed beside such person's name as set forth on Schedule A hereto.

                  The Company, the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons have entered into an agreement (the "Stockholders Agreement," dated August 13,
                  1996) with Onex DHC LLC, the Company's second largest shareholder, which provides, among other things, that the parties shall vote their shares of Class A Common Stock and Class B Common Stock (collectively "Common Stock") and take any other action necessary to ensure that the Board of Directors is comprised of eleven persons, including a certain number of representatives nominated by Onex, J2R, and certain individuals affiliated with J2R, and a certain number of representatives nominated by Alkin. In addition, J2R and Messrs. Johnson, Rued and Hibbs have entered into a separate agreement (the "Investor Stockholders Agreement," dated August 13, 1996) with Onex to vote their shares of Common Stock as directed by Onex, and to grant Onex certain first offer rights in connection with private sales of Common Stock.

                  As members to the Stockholders Agreement, each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons could be deemed to be a beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 4,998,254 shares of Class B Common Stock and 13,420 shares of Class A Common Stock, or approximately 57.0% of the outstanding Class A Common Stock on a converted basis. Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

                  As members of the Investor Stockholders Agreement, each of J2R and Messrs. Johnson, Rued and Hibbs could be deemed to be the beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 2,331,639 shares of Class B Common Stock, or approximately 38.1% of the outstanding Class A Common Stock on a converted basis. Each of J2R and Messrs. Johnson, Rued and Hibbs expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons are, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owners of such securities.

                  (b) Percent of Class: (Based on 3,795,000 shares of Class A Common Stock outstanding as of December 31, 1996, plus a certain additional amount which accounts for that respective Reporting Person's shares of Class B Common Stock on a converted basis.)

                  Reference is made hereby to Box 11 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the percent of the class owned by such Reporting Person.

                  (c)  Number of Shares as to which such person has:

                       (i)   Sole power to vote or direct the vote:
                       (ii)  Shares power to direct the vote:
                       (iii) Sole power to dispose of or to direct the
                             disposition of:
                       (iv) Shared power to dispose of or direct the disposition of:

                  Reference is made hereby to Boxes 5, 6, 7 and 8 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the number of shares to which such Reporting Person has sole or shared voting or dispositive power. Reference is also made to Items 2(a) and 4(a) of this Schedule for a description of the shares beneficially owned by, and relationships, if any, existing between, the parties.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  --------------------------------------------

                  If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  Person:
                  ------

                  Not applicable

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY:
                  -------

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10           CERTIFICATION:
                  -------------

                  Not applicable

                          EXHIBITS AND APPENDICES


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Schedule A        Shares of Common Stock Owned by the Management Stockholders

                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997                    Alkin Co.



                                       By:  /s/ William L. Orscheln
                                            ---------------------------------

                                       Its: President
                                            ---------------------------------

                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ William L. Orscheln
                                            --------------------------------
                                            William L. Orscheln

                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Neil Anderson
                                            --------------------------------
                                            Neil Anderson

                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ James O'Loughlin
                                            ---------------------------------
                                            James O'Loughlin

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Barbara Westhues
                                            --------------------------------
                                            Barbara Westhues

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997                   J2R Corporation


                                       By:  /s/ S.A. Johnson
                                            ----------------------------------
                                       Its: President
                                            ----------------------------------

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ S.A. Johnson
                                            --------------------------------
                                            S.A. Johnson

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Mary L. Johnson
                                            --------------------------------
                                            Mary L. Johnson

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Scott D. Rued
                                            --------------------------------
                                            Scott D. Rued

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Robert R. Hibbs
                                            --------------------------------
                                            Robert R. Hibbs

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ David Allison
                                            --------------------------------
                                            David Allison

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Bill Bach
                                            --------------------------------
                                            Bill Bach

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Richard Bigham
                                            --------------------------------
                                            Richard Bigham

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ David R. Bovee
                                            --------------------------------
                                            David R. Bovee

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Joe A. Bubenzer
                                            --------------------------------
                                            Joe A. Bubenzer

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Samuel Casleton
                                            --------------------------------
                                            Samuel Casleton

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Miles G. Doolittle
                                            --------------------------------
                                            Miles G. Doolittle

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Douglas Elliott
                                            --------------------------------
                                            Douglas Elliott

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ John A. Fritz
                                            --------------------------------
                                            John A. Fritz

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ John Hanson
                                            --------------------------------
                                            John Hanson

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Richard F. Haxel
                                            --------------------------------
                                            Richard F. Haxel

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Henry L. Huber
                                            --------------------------------
                                            Henry L. Huber

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ David P. Klosterman
                                            --------------------------------
                                            David P. Klosterman

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Milton D. Kniss
                                            --------------------------------
                                            Milton D. Kniss

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Richard L. Kraus
                                            --------------------------------
                                            Richard L. Kraus

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Carl W. Kucsera
                                            --------------------------------
                                            Carl W. Kucsera

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Michael J. Kukla
                                            --------------------------------
                                            Michael J. Kukla

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Craig L. Lamiman
                                            --------------------------------
                                            Craig L. Lamiman

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ J. Frank Mack
                                            --------------------------------
                                            J. Frank Mack

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Sean M. McGuire
                                            --------------------------------
                                            Sean M. McGuire

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Mark O. Messinger
                                            --------------------------------
                                            Mark O. Messinger

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Paul D. Nordstrom
                                            --------------------------------
                                            Paul D. Nordstrom

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ David A. Skrzyniarz
                                            --------------------------------
                                            David A. Skrzyniarz

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Douglas S. Stepanian
                                            --------------------------------
                                            Douglas S. Stepanian

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Timothy Stephens
                                            --------------------------------
                                            Timothy Stephens

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Karl F. Storrie
                                            --------------------------------
                                            Karl F. Storrie

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ Jeffrey Tayon
                                            --------------------------------
                                            Jeffrey Tayon

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997



                                             /s/ John B. Truckey
                                            --------------------------------
                                            John B. Truckey

                                   EXHIBIT I

                      SCHEDULE 13G JOINT FILING AGREEMENT

            The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

            (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

            (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


                         *     *     *     *     *

Date: February 14, 1997


                                         Alkin Co.


                                         By:   _____________________________
                                         Its:  _____________________________

                                               /s/ William L. Orscheln
                                               -----------------------------
                                               William L. Orscheln


                                               /s/ Neil Anderson
                                               -----------------------------
                                               Neil Anderson


                                               /s/ James O'Loughlin
                                               -----------------------------
                                               James O'Loughlin


                                               /s/ Barbara Westhues
                                               -----------------------------
                                               Barbara Westhues

J2R Corporation
                                               /s/ Miles G. Doolittle
                                               -----------------------------
                                               Miles G. Doolittle
By:   /s/ S. A. Johnson
      ----------------------------             /s/ Douglas Elliott
      President                                -------------------
                                               Douglas Elliott


      /s/ S.A. Johnson                         /s/ John A. Fritz
      ----------------------------             -----------------------------
      S.A. Johnson                             John A. Fritz


      /s/ Mary L. Johnson                      /s/ John Hanson
      ----------------------------             -----------------------------
      Mary L. Johnson                          John Hanson


      /s/ Scott D. Rued                        /s/ Richard F. Haxel
      ----------------------------             -----------------------------
      Scott D. Rued                            Richard F. Haxel


      /s/ Robert R. Hibbs                      /s/ Richard F. Haxel
      ----------------------------             -----------------------------
      Robert R. Hibbs                          Richard F. Haxel


      /s/ David Allison                        /s/ David P. Klosterman
      ----------------------------             -----------------------------
      David Allison                            David P. Klosterman


      /s/ Bill Bach                            /s/ Milton D. Kniss
      ----------------------------             -----------------------------
      Bill Bach                                Milton D. Kniss


      /s/ Richard Bigham                       /s/ Richard L. Kraus
      ----------------------------             -----------------------------
      Richard Bigham                           Richard L. Kraus


      /s/ David R. Bovee                       /s/ Carl W. Kucsera
      ----------------------------             -----------------------------
      David R. Bovee                           Carl W. Kucsera


      /s/ Joe A. Bubenzer                      /s/ Michael J. Kukla
      ----------------------------             -----------------------------
      Joe A. Bubenzer                          Michael J. Kukla


      /s/ Samuel Casleton
      ----------------------------
      Samuel Casleton

      /s/ Craig L. Lamiman
      ----------------------------
      Craig L. Lamiman


      /s/ J. Frank Mack
      ----------------------------
      J. Frank Mack


      /s/ Sean M. McGuire
      ----------------------------
      Sean M. McGuire


      /s/ Mark O. Messinger
      ----------------------------
      Mark O. Messinger


      /s/ Paul D. Nordstrom
      ----------------------------
      Paul D. Nordstrom


      /s/ David A. Skrzyniarz
      ----------------------------
      David A. Skrzyniarz


      /s/ Douglas S. Stepanian
      ----------------------------
      Douglas S. Stepanian


      /s/ Timothy Stephens
      ----------------------------
      Timothy Stephens


      /s/ Karl F. Storrie
      ----------------------------
      Karl F. Storrie


      /s/ Jeffrey Tayon
      ----------------------------
      Jeffrey Tayon


      /s/ John B. Truckey
      ----------------------------
      John B. Truckey

                                   Schedule A
                                   ----------

          Shares of Common Stock Owned By the Management Stockholders



                         Class B Shares      Class A Shares         Total
                         --------------      --------------         -----

David Allison                  5,287                   3             5,290

Bill Bach                      3,714                                 3,714

Richard Bigham                 5,375                   3             5,378

David R. Bovee                41,308               1,000            42,308

Joe A. Bubenzer               35,814               1,250            37,064

Samuel Casleton                1,762                                 1,762

Miles G. Doolittle             9,179                 500             9,679

Douglas Elliott                1,835                 103             1,938

John A. Fritz                  2,753                                 2,753

John Hanson                    7,050                 801             7,851

Richard F. Haxel               5,287                  50             5,337

Henry L. Huber                 9,179                  21             9,200

David P. Klosterman           35,250                 750            36,000

Milton D. Kniss               17,992                   3            17,995

Richard L. Kraus               5,287                  25             5,312

Carl W. Kucsera               41,308                   3            41,311

Michael J. Kukla               6,447                  45             6,492

Craig L. Lamiman              35,250                 150            35,400

J. Frank Mack                  9,179               2,050            11,229

Sean M. McGuire               11,143                  50            11,193

Mark O. Messinger                881                  13             3,569

Paul D. Nordstrom              3,525                  44             3,569

David A. Skrzyniarz            5,360                                 5,360

Douglas S. Stepanian             742                   2               744

Timothy Stephens               1,762                                 1,762

Karl F. Storrie              139,531               4,550           144,081

Jeffrey Tayon                  1,857                 206             2,063

John B. Truckey                6,489                                 6,489